Exhibit 21
                    CNF TRANSPORTATION INC.
           SIGNIFICANT SUBSIDIARIES OF THE COMPANY
                      December 31, 2000


 The Company and its significant subsidiaries were:

                                                              State or
                                             Percent of       Province or
                                             Stock Owned      Country of
Parent and Significant Subsidiaries          by Company       Incorporation


CNF Transportation Inc.                                       Delaware

Significant Subsidiaries of CNF Transportation Inc.


Con-Way Transportation Services, Inc.        100              Delaware

Emery Air Freight Corporation                100              Delaware

Emery Worldwide Airlines, Inc.               100              Nevada

Menlo Logistics, Inc.                        100              California

Road Systems, Inc.                           100              California